EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Rene Randall (604) 683-5767
STONEPATH GROUP RECEIVES NONCOMPLIANCE WARNING LETTER FROM THE AMEX
SEATTLE, WA – March 15, 2007 – Stonepath Group (AMEX: STG), a global logistics services organization (the “Company”) reported that, on March 12, 2007, it received a “warning letter” from the staff of the American Stock Exchange, LLC (“Amex” or the “Exchange”) indicating that the Company failed to fully comply with certain Amex continued listing standards. Specifically, the Amex Company Guide prohibits the issuance of additional shares of a listed class of securities until the issuer has applied for and received approval to list such shares on the Exchange. On February 9, 2007, the Company issued 3,500,000 shares of the Company’s common stock to an accredited investor without first applying for and receiving such approval.
On March 12, the Company submitted the required application to list such shares. The Exchange has determined not to apply the continued listing evaluation and follow-up procedures at this time. The Company will be included in a list of issuers, posted daily on www.amex.com, that are not in compliance with Amex continued listing standards. In addition, “.BC” (below compliance) will be appended to the Company’s symbol “STG” on the Consolidated Tape Association’s Consolidated Tape System and Consolidated Quote System’s Low Speed and High Speed tapes until the Company has complied with all applicable listing standards. The indicator will not change the Company’s trading symbol, but will be disseminated whenever the Company’s symbol is transmitted with a quotation or trade.
About Stonepath Group
Stonepath Group is a global, third-party logistics organization providing a full range of transportation and distribution solutions to multinational and local businesses, including a diverse client mix of retail leaders, automotive and technology concerns, government agencies, and defense contractors.
www.stonepath.com